Exhibit 8.1

August 27, 2004

Evergreen Resources, Inc.
1401 17th Street
Suite 1200
Denver, CO 80202

Certain Federal Income Tax Consequences
to the Shareholders of Evergreen Resources, Inc.
of the Merger and of the LLC Sub Merger

     We have provided the legal conclusions as to the federal income tax consequences of the merger to the holders of Evergreen common stock that appear under the caption “Material United States Federal Income Tax Consequences of the Merger” in that certain joint proxy statement/prospectus (the “Registration Statement”) that has been filed with the Securities and Exchange Commission and which bears Registration No. 333-116434. The word “merger” in the first sentence has the meaning assigned thereto in the Registration Statement.

     Such legal conclusions are subject to the assumptions, qualifications and limitations set forth under such caption, rely upon certificates of officers of Pioneer and of Evergreen as to matters as to which we have made no investigation and are not binding upon the Internal Revenue Service or any court. Our legal conclusions may be challenged by the Internal Revenue Service in which event substantial expense may be incurred in dealing with any such controversy.

     We consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the aforementioned caption. This consent does not constitute an admission that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Yours very truly, /s/ Baker Botts L.L.P.